EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

CHART INDUSTRIES INC.

October 29, 2009

10:30 a.m. EDT

Moderator

Good morning and welcome to the Chart Industries, Inc. 2009 third quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You have already received the Company’s earnings release that was issued earlier this morning. If you have not yet received that, you may retrieve it by visiting Chart’s website at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until November 12th. The replay information is contained in the company’s earnings release.

Before we begin, the Company would like to remind you that the statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s website, or through the SEC website www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

M. Biehl

Thank you, Rob. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview and highlights of our third quarter results. Then Sam Thomas, our Chairman, President and CEO, will provide highlights of the operating results for each of our business segments, and then I’ll finish up by commenting on our outlook for the remainder of 2009.

In light of the continued difficult economic environment, the third quarter results were in line with our expectations with reported net income of $8.2 million, or $0.28 per diluted share for the quarter which compares to third quarter 2008 net income of $20.4 million, or $0.70 per diluted share. The third quarter of 2009 included $1.2 million in restructuring costs, or $0.03 per diluted share primarily related to planned workforce reductions as part of the Company’s previously announced cost reduction initiatives.

Sales for the quarter were $127 million and represented a decrease of 33% compared to net sales of $189 million in the same period a year ago. The economic downturn continues to impact sales, particularly affecting our Energy & Chemicals (or E&C) and Distribution & Storage (or D&S) segments.

Our gross profit for the quarter was $39 million, or 31.0% of sales compared with $66 million, or 35.0% of sales a year ago. The gross profit decline was largely due to lower volume, particularly in D&S as well as E&C as a number of large projects are nearing completion. E&C also incurred higher costs during the third quarter due to the use of contract labor to complete certain projects.

SG&A expenses for the quarter were $21 million, or 16.4% of sales compared with $27 million, or 14.2% of sales for the same quarter a year ago. This decrease in SG&A expense was primarily due to lower employee-related costs, travel and entertainment, and other costs due to our cost savings initiatives partially offset by restructuring charges of $600,000 during the quarter.

Net interest expense and amortization of financing costs for the quarter was $4.4 million compared to $5.2 million a year ago. This $800,000 decrease reflects lower variable interest rates on our term loan debt as well as lower debt outstanding as a result of our repurchase of $6.8 million of senior subordinated notes last September.

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

Income tax expense was $3.5 million for the third quarter and represented an effective tax rate of 30% which was the same effective tax rate in the prior year quarter.

Cash provided by operations for the quarter was $18 million compared with cash provided by operations of $60 million for the prior year quarter. The decrease is largely due to lower net income and a decline in customer advances and billings in excess of contract revenue due to reduced order rates and lower project backlog in our E&C segment.

Cash used in investing activities was about $7 million in the third quarter and includes capital expenditures of $4 million of which $1.4 million was for our D&S industrial gas equipment repair center that is being built in Reno, Nevada. We also made a $2.8 million deferred payment on the Golden Phoenix acquisition that was completed during the second quarter. Capital expenditures for the prior year quarter were $2.9 million.

Our cash, including short-term investments, was almost $220 million at the end of the quarter, up $14 million from June 30, 2009 balance and $65 million from the December 31, 2008 balance.

I will now turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas

Thank you, Michael, and good morning, everyone. As Michael noted, results for the quarter were in line with our expectations considering the weak order trends over the last several quarters. The strength of our backlog at the onset of this downturn together with early implementation of cost reduction initiatives has allowed us to weather the current economic climate. Excluding the impact from our recent acquisitions, workforce levels are now down 24% from prior year-end levels. Although overall order levels remained relatively weak during the quarter, we are encouraged to see that third quarter orders are up sequentially. This is the first such quarterly increase since the second quarter of 2008.

During the third quarter we announced the acquisition of Covidien’s oxygen therapy business, including products sold under the leading Companion™ and Helios™ brands. This is our third strategic acquisition during 2009 and will substantially expand BioMedical’s sales by over 50% to an expected annual run rate of $150 million. The acquisition includes these well-established brand names as well as design,

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

manufacturing, sales, and service functions worldwide. The acquisition is expected to close by the end of this year.

We are excited about the acquisition and the synergies it provides. We believe there are opportunities to substantially improve the operating margins by leveraging our strategic sourcing capabilities and lean manufacturing techniques to improve this business and grow the BioMedical business which has proven to be counter-cyclic and performs well through most economic cycles.

It’s important to mention the integration and technology transfer that is underway at Golden Phoenix, located in Chengdu, China, as a part of our overall strategy. As you recall, we completed the acquisition of Golden Phoenix during the second quarter of 2009. Golden Phoenix is a manufacturer of liquid nitrogen aluminum storage containers used primarily for artificial insemination in animal breeding. We’re currently implementing a number of process improvements there as well as incorporating lean concepts and practices from our U.S. facilities. We plan to add a number of medical respiratory products, including oxygen concentrators and manufacture component parts in China to take advantage of low cost manufacturing and improve capacity utilization. Both the Golden Phoenix and Covidien acquisitions allow us to expand BioMedical’s geographic footprint to support the growing global demand for biological storage and medical respiratory products.

With respect to specific segments, E&C sales decreased 37% to $49.7 million for the quarter compared to $78.9 million for the same quarter in the prior year. The decrease is primarily due to declining order rates while several large LNG systems projects are nearing completion. E&C gross profit margin declined to 29.1% in the quarter compared to 39.2% for the same period in 2008. In addition to project mix, the decline in backlog and absence of any new significant E&C orders has impacted volume and resulted in layoffs or the notice of pending layoffs under the WARN Act. This has led to an increase in employee turnover earlier than expected resulting in the need to complete several remaining projects with the help of contract labor. It’s led to lower efficiency and higher costs in the quarter. In contrast, the third quarter of 2008 included performance incentives and change orders earned on several projects improving margins approximately 2%.

At our Distribution & Storage segment, sales decreased by 35% to $55.6

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

million compared to $85 million for the third quarter of 2008. The decrease in sales is largely due to lower prices and volume in our packaged gas product line and, to a lesser extent, bulk tank products as our industrial gas customers continue to restrict their purchases in response to weak demand. D&S gross profit margin declined to 28.5% in the quarter compared to 30.9% a year ago reflecting lower volume and pricing levels. With order rates down, we are seeing increased competition. As competition remains intense, we continue to focus on the development of new products and cost reduction efforts.

Our BioMedical segment sales declined by 12% to $21.9 million for the quarter, compared to $24.9 million for the same quarter a year ago. Medical respiratory sales increased during the quarter due to strong growth in European markets. However, this was entirely offset by lower volume in biological storage system sales due to continued weakness in the beef and dairy artificial insemination market. In addition, other product sales declined due to the closure of our Denver BioMedical facility which was announced during the second quarter of 2009. BioMedical gross profit margin improved to 41.4% in the quarter, compared with 36.1% a year ago. This improvement was primarily due to lower material costs and improved volume in medical respiratory products.

Our overall backlog at September 30, 2009 was $189.2 million, down 16% from the June 30, 2009 backlog of $224.6 million. Order intake increased in the third quarter to $91.5 million as compared to second quarter 2009 orders of $71.4 million.

Orders at E&C during the quarter were $18.8 million compared with $5.6 million in the second quarter of 2009. The order increase occurred in both air cooled and brazed aluminum heat exchangers compared to a very weak order entry level during the second quarter. Although overall E&C orders remained weak, the potential project pipeline is improving. We continue to await final decisions on several large E&C project bids. These decisions are expected in the first half of 2010. We have been awarded a FEED study for another significant gas processing project.

We continue to see significant long-term prospects for larger E&C projects, and we’re investing accordingly to be able to capture and execute on these opportunities. Examples include our existing key alliance agreement with Energy World Corporation for supplying process

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

technology and equipment for their mid-scale LNG liquefaction plants as well as the recently completed agreement with Toyo Engineering Corporation to pursue other mid-scale LNG opportunities.

Orders for D&S during the quarter were $51.7 million compared with $43.6 million in the second quarter of 2009. D&S segment order levels are stabilizing and have started to trend up. The increase over second quarter order levels was due to several large orders at our Czech Republic facility for standard and engineered bulk tanks. However, we continue to see industrial gas producers limiting capital expenditure spending even in growth areas such as China. Although the GDP growth rate in China improved to over 8% in the third quarter, year-to-date orders in China are at a 50% run rate versus 2008 order levels. Concerns over excess capacity in key industrial gas markets such as steel and metal fabrication has slowed current investment in China. An exciting opportunity in China has been LNG-related orders, including fuel stations to support bus and truck fleets on long haul routes as well as LNG vehicle tanks. We received an order worth several million dollars and are in discussions with numerous customers on other potential orders in this LNG virtual pipeline space.

BioMedical orders in the quarter were $21 million compared to $22.2 million in the second quarter of 2009. This slight decrease is primarily due to the timing of medical respiratory orders between periods. Although biological storage system products have been impacted somewhat by lower milk prices over the last several quarters, the decline has largely been offset by increased medical respiratory orders.

Although the economic cycle continues to impact demand and project timing we were proactive with our cost savings initiatives early on and, given our flexible cost structure, have continued to generate free cash flow. The strength of our balance sheet and current liquidity have positioned us well to take advantage of potential market and acquisition opportunities with improving economic conditions.

Michael will now provide you with our revised outlook for the remainder of 2009.

M. Biehl	Thanks, Sam. Based on year-to-date results, current expectations, and our continued cost saving initiatives, we are reaffirming our previously announced full year sales, but we are revising upward our mid-point earnings per share guidance. Sales for 2009 are still expected to remain in

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

the range of $580 to $620 million. Diluted earnings per share is now anticipated to be in a range of $1.60 to $1.70 per share, as compared to our prior guidance of $1.50 to $1.70 per share based on approximately 29 million weighted average shares outstanding. Our updated guidance includes the impact from restructuring charges of $0.14 per share through September 30, 2009 and an additional $0.01 per share expected during the fourth quarter related to cost reduction initiatives, including the previously announced Denver facility shutdown. With respect to 2010, we will provide an outlook during our fourth quarter 2009 conference call in February.

Thank you for participating in our conference call. This concludes our prepared remarks. Rob, please open up the lines for questions and provide the participants with instructions for doing so.

Moderator	Thank you, we’ll now be conducting the question and answer session. One moment, please, while we poll for questions. Thank you, our first question is coming from the line of Jeff Spittel of Pritchard Capital Partners. Please proceed with your question, sir.

J. Spittel	Thanks, good morning, Sam and Michael.

M. Biehl	Good morning, Jeff.

S. Thomas	Hello, Jeff.

J. Spittel	First question, if I look at the reaffirmed sales guidance, could you walk me through some of the variables that you’re looking at to get to the higher end of that range and what that might imply for, I guess, runoff in E&C and D&S?

M. Biehl	Well, I mean, in terms of hitting the upper end, it’s largely dependent upon the order levels in the fourth quarter. Right now, we anticipate order levels to be higher than the third quarter, but again, that is a pretty significant variable, but across the three business segments in terms of what we’re anticipating right now, would expect an increase in each of the businesses in terms of their order levels going into the fourth quarter. That’s going to be the biggest driver.

J. Spittel	Okay, that’s certainly fair. Looking at the margins for E&C, you talked about the issues with contract labor. Now that some of these projects are

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

starting to wind down, do those issues start to go away a little bit in the fourth quarter, and is there also a pricing component of that from stuff that was booked in late 2008, early 2009? Was that contributing to some of the margin performance in the quarter?

M. Biehl	Yes, it’s really in terms of the cost side. As Sam mentioned with the announcements of the reduction of workforce, we lost employees down in our New Iberia facility faster than anticipated, looking for longer term employment at other employers and had to bring in contract labor. We think that’s stabilized. We actually put in mechanisms to keep people around for a quarter or two to complete those projects as they roll off through the backlog.

We’re pretty well complete on the big projects for Energy World and Bechtel Angola project. There’s about less than $15 million left in backlog related to those projects that will spin off in the fourth quarter. We’d expect margins to continue to deteriorate in the fourth quarter really related to E&C as that backlog winds down.

J. Spittel	Got you, okay. Then, finally on the large-scale LNG front, I think the prior quarter we had discussed that the Papua New Guinea project and the Queensland projects down in Australia were kind of at the front of the queue. Any change in the status there, or still sounds like we’re looking for something in the first half of the year when you’ll see some final decisions on those?

S. Thomas	Yes, in terms of public comments, the projects are both still expected to go forward, but no announcements as to decisions.

J. Spittel	Okay, great. Thanks very much, guys. Appreciate it.

Moderator	The next question is coming from the line of Greg McKinley with Dougherty & Company. Please proceed with your question, sir.

G. McKinley	Yes, thank you. When you guys look at some of the large potential LNG orders that may come about in first half 2010, could you talk about what type of risk there might be related to a negative FID versus a positive FID at this point? I’m assuming some of these projects have signed long-term take-or-pay contracts with prospective customers, so is it not so much a question of if a positive decision will be made? Is it more when? Just help us understand that process better.

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

S. Thomas	Well, if a negative FID decision is taken, it results in no order immediately.

G. McKinley	Yes, and I guess I’m wondering what would be—if take-or-pay contracts have been signed on those projects, what would cause a negative FID at this point? What would be a likely cause of that?

S. Thomas	Inability to get financing. I guess the forecast for energy usage and the fact that take-or-pay contracts with end-use customers are signed is typically very positive. The only concerns would be that most of these projects are subject to outside financing packages as part of that final investment decision. I think you folks may be better able to answer that question than we are.

G. McKinley	Could you comment a little bit in terms of where you see Chart right now in terms of cost management? You’ve obviously taken some pretty aggressive actions on your workforce at this point. Do you feel like you’re at a run rate right now in terms of your infrastructure costs, or are those still fluid and you’re looking to tighten the belt in certain areas of your business?

M. Biehl	Right now, we have about $17 million of cost takeouts forecasted for the year. Through the third quarter, we’ve taken out almost $9 million of cost. Now, that’s net of the restructuring charges of almost $6 million. On an annual run rate, that’s almost $33 million of cost.

We still are going to continue to look at further cost reductions across the business as we move into 2010, and again, that’ll be based upon where our order levels go in the fourth quarter and looking into next year. Obviously, if things pick up faster than we’re anticipating in the first half of next year, then we could tailback on those cost reductions, but we’re going to continue to look at cost reductions in terms of the business overall, to position it, as well as possible going into 2010.

S. Thomas	It’s worthwhile to say that as an overall bias, we’ve taken significant costs out. We’ll continue to look at ways to take costs out, but we view our prospects in the general economy, the general global economy, in the early stages of recovery, and I’m more concerned with maintaining and growing our capabilities going forward than I am with removing lots of cost at the moment.

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

G. McKinley	Okay, that’s helpful, and then, I want to just better understand your earnings view to end the year, sort of the Q4 earnings run rate and plotting your guidance relative to your revenue view. Just doing some quick math, the fiscal year revenue guidance would imply somewhere between $120-160 million of revenue roughly in Q4, and the earnings guidance would imply something between $0.02 and sort of low teens which would be a significant step down from Q3 on potentially flat or even maybe increasing revenue levels. Is that conservatism in your view in terms of how you’ve modeled the end of your year, or should we be aware of some more substantial margin deleverage that occurs? I’m just trying to reconcile what appears to be a change in profit trend in Q4.

S. Thomas	The best balanced view we can present which is cognizant of the runoff of E&C revenues and also the fact that as we’re going for new business opportunities which provide some of the upside in sales that those are tending to be at lower margins than we’ve seen in the past couple of years.

G. McKinley	I see, okay, thank you.

M. Biehl	Thanks, Greg

Moderator	We’ll pause a moment to poll for questions. Gentlemen, we have a followup question from the line of Jeff Spittel with Pritchard Capital. Please proceed with your question, sir.

J. Spittel	Hi, guys, just one more followup. I guess you commented that EWC that you guys are still in contact with them. Have they talked either publicly or to you about potentially exploring the ramp up plans down in Australia, or are they at least just kind of in the preliminary stages of saying, now that things have stabilized a little bit, can we refocus on kind of getting back to business and at least thinking about expansion plans?

S. Thomas	I think if you look at their public comments, Jeff, they’ve continued to aggressively go after opportunities and seek continuing opportunities on all three fronts that they’ve talked about, both in Indonesia, Papua New Guinea, and Queensland, Australia.

J. Spittel	Sounds good. Thanks, guys, appreciate it.

S. Thomas	Thank you.

EXHIBIT 99.1

CHART INDUSTRIES INC.

Host: Sam Thomas/Michael Biehl

October 29, 2009/10:30 a.m. EDT

Moderator	Thank you. I would now like to turn the floor back over to management for closing comments at this time.

S. Thomas	All right, thanks very much, everyone. It’s obviously been a tough year, but I think that I would comment that the third quarter and the early part of the fourth quarter for us contains more positive news and more discussions with customers about opportunities and projects that are going to be started up over the next couple of years. Obviously, there’s a lag in translating that into orders and increasing sales and profits, but we think we’ve weathered this economic crisis effectively. We look forward to the coming year of providing lots of opportunities for Chart to resume a growth path, both organically and from acquisitions. Thank you very much.

Moderator	This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.